BRADLEY PHARMACEUTICALS, INC.
                             CONDENSED CONSOLIDATED
                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                         Three Months Ended
                                                              March 31,
                                                     --------------------------
                                                         2000           1999
                                                     ------------    ----------

Cash flows from operating activities:
Net income (loss)                                 $  (4,679,889)   $    556,325
Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities
    Depreciation & amortization                         244,632         323,006
    Loss on sale of fixed assets                           -              6,905
    Loss due to impairment of asset                   3,897,000            -
    Noncash compensation and consulting
      services                                            2,039          10,765
    Changes in operating assets and liabilities
      Accounts receivable                             2,969,380      (1,346,295)
      Inventory and prepaid samples and
        materials                                       194,138         372,490
      Prepaid expenses and other                        (19,598)        (97,649)
      Accounts payable                                  (56,720)       (213,830)
      Accrued expenses                                 (832,399)        611,855
      Accrued (prepaid) income tax                     (601,575)        303,867
                                                     ----------      ----------

Net cash provided by operating activities             1,117,008         527,439
																	                                    ----------      ----------
Cash flows from investing activities:
  Investments in trademarks, and
    other intangible assets                              (5,333)        (10,217)
  Purchase of property & equipment                       (3,070)        (33,286)
  Proceeds from sale of fixed assets                       -            109,160
                                                     ----------      ----------

Net cash provided by (used in) investing
  activities                                             (8,403)         65,657
                                                     ----------      ----------

Cash flows from financing activities:
  Payment of long-term debt                             (29,059)        (20,030)
  Revolving credit line, net                         (1,349,893)     (1,508,683)
  Purchase of treasury shares, net                         (945)       (340,976)
                                                     ----------      ----------

Net cash used in financing activities                (1,379,897)     (1,869,689)
                                                     ----------      ----------

Decrease in cash and cash equivalents                  (271,292)     (1,276,593)


Cash and cash equivalents at beginning of period        385,640       1,417,746
                                                     ----------      ----------

Cash and cash equivalents at end of period        $     114,348   $     141,153
                                                     ==========      ==========

Supplemental disclosures of cash flow
  information:

    Cash paid during the period for:

      Interest                                    $      42,000   $      37,000
                                                     ==========      ==========

      Income taxes                                $     107,000   $      22,000
                                                     ==========      ==========





           See Notes to Condensed Consolidated Financial Statements



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